Exhibit 10.1

***TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTION 200.80(B)(4)

REVOLVING CREDIT AGREEMENT dated as of June 30, 2008 between FSA Asset Management LLC, a Delaware limited liability company (with its successors, the “Company”); and Dexia Crédit Local, a French share Company licensed as a bank under French law, acting through its head office located at 1, Passerelle des Reflets, Tour Dexia La Défense 2, 92913 La Défense Cedex, France (with its successors, the “Bank”).

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Authorized Account” means the account of the Company designated in writing by two Authorized Signatories.

“Authorized Signatory” means any person designated by the Company on Exhibit B.  Changes to the list of Authorized Signatories require the signature of two Authorized Signatories.

“Base Rate” means, for any day, the Federal Funds Rate for such day.

“Business Day” means, in respect of any date, a day that is not a Saturday or Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange) in the Cities of New York, London and Paris.

“Commitment” means $5,000,000,000 (Five Billion United States Dollars) or such lesser amount to which the Commitment shall be reduced from time to time in accordance with the terms of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Event of Default” means any of the events specified as such in Section 5.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate quoted to the Bank at approximately 11:00 a.m. (New York City time) on such day (or, if such day is not a Business Day, on the next preceding Business Day) for overnight Federal Funds transactions arranged by New York Federal Funds brokers of recognized standing selected by the Bank.

“FSA” means Financial Security Assurance Inc. and its successors.

“FSA Policy” shall have the meaning specified in Section 3.01(e).

“Interest Period” means, with respect to any LIBO Rate Loan, the one-, two-, three- or six-month maturity applicable to such Loan, as specified by the Company at the time of its request for such Loan in accordance with Section 2.01(b).

“LIBO Rate” shall have the meaning specified in Section 2.01(b).

“LIBO Rate Loan” shall have the meaning specified in Section 2.01(b).

“Loan” means any loan made by the Bank to the Company pursuant to Section 2.01.

“Maturity Date” means, as of any date, the date six months following the Termination Date in effect on such date; provided that, if the Maturity Date would otherwise occur on a date that is not a Business Day, the Maturity Date shall instead occur on the first day following such date that is a Business Day.

“Note” shall have the meaning specified in Section 2.01(d).

“Notice of Termination” means any notice, substantially in the form of Exhibit C, duly completed, executed and delivered by the Bank to the Company in accordance with Section 2.08.

“Termination Date” means (i) on the date of this Agreement, the fifth (5th) anniversary of the date hereof; (ii) on any date thereafter prior to the Company’s receipt of a Notice of Termination from the Bank, the fifth (5th) anniversary of such date; and (iii) on any date on or after the Company’s receipt of a Notice of Termination from the Bank, the fifth (5th) anniversary of the date of such receipt; provided that, if the Termination Date would otherwise occur on a date that is not a Business Day, the Termination Date shall instead occur on the first day following such date that is a Business Day.

ARTICLE II

THE LOANS

Section 2.01.  Loans.

(a)           At the request of the Company, the Bank shall, subject to the terms and conditions of this Agreement, from time to time on Business Days during the period from and including the date hereof to but excluding the Termination Date, make one or more Loans to the Company such that, at the time of the making of any such Loan, the aggregate principal amount of all Loans outstanding hereunder at such time (including such Loan) shall not exceed the Commitment.

(b)           The Company may request a Loan only by written notice to the Bank signed by an Authorized Signatory of the Company specifying the amount to be borrowed (which must be in a minimum principal amount of $5,000,000 or any larger amount in increments of $1,000,000) and the Interest Period to be applicable to the proposed Loan.  Such notice must be delivered to the Bank at or before 4:30 p.m. (Paris time) on the Business Day immediately preceding the date of the proposed borrowing.  The Bank shall send the proceeds of any Loan by wire transfer of immediately available funds to the Company’s Authorized Account.

Loans will be only “LIBO Rate Loans”, each of which shall be denominated in Dollars and have an Interest Period as selected by the Company, subject to standard market conventions as to adjustments for non-Business Days and month-ends (but in no event extending beyond the Maturity Date), and shall bear a per annum interest rate equal to [***]% over the applicable LIBO Rate.  For purposes hereof, the applicable “LIBO Rate” shall be the Dollar LIBO Rate for the applicable Interest Period determined by reference to Page 3750 or page 3740, as applicable (or any replacement pages), by “Telerate The Financial Information Network” published by Telerate Systems, Inc. (the “Telerate Service”) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or (if such rate does not so appear on the Telerate Service) such other publicly available service for displaying LIBO rates as may be agreed upon by the Bank and the Company.

(c)           Each Loan will bear interest from its date until maturity on the basis specified to the Company by the Bank (subject to subsection (b) above) contemporaneously with the making of such Loan, payable at maturity.  Overdue payments of principal, interest and other amounts payable hereunder shall bear interest, payable on demand, at a rate for each day equal to the Base Rate for such day plus 1% per annum.

No partial or total prepayment of any Loan shall be allowed, except with the prior written consent of the Bank.

(d)           All Loans shall be evidenced by a promissory note appropriately completed, executed and delivered by the Company in the form of Exhibit A hereto (the “Note”).  The Bank will endorse on the Note or otherwise record in its internal records the amount of each Loan, the interest rate  applicable thereto and each payment of principal or interest made in respect thereof; provided that neither the failure of the Bank to do so nor any error by the Bank in doing so shall affect the obligations of the Company hereunder or under the Note.

*** CONFIDENTIAL TREATMENT REQUESTED

Section 2.02.  Conditions.  The obligation of the Bank to make a Loan on any proposed borrowing date shall be subject to the satisfaction of the following conditions:

(i)	The representations and warranties of the Company herein shall be true and correct in all material respects on the date of such borrowing as though made on and as of such date; and

(ii)	No Event of Default shall have occurred and be continuing on the date of such borrowing (either before or after giving effect to such borrowing); and

(iii)	The FSA Policy shall be in full force and effect; and

(iv)

The Bank shall have received the properly completed and executed Note and such corporate resolutions, certificates, opinions of counsel and other documents in connection herewith as the Bank may, in its reasonable discretion, have required.

The Company shall be deemed to have made a representation and warranty on the date of each borrowing that the conditions specified in clauses (i) through (iii) above have been satisfied.

Section 2.03.  Commitment Fees.  The Company agrees to pay to the Bank a commitment fee at the rate of [***]% per annum on the unused amount of the Commitment from time to time outstanding.  Such fee shall be payable quarterly in arrears on each three-month anniversary of the date hereof and on the date on which the Commitment terminates.

Section 2.04.  Taxes; Increased Costs.

(a)           All payments under this Agreement (including, without limitation, payments of interest and principal) will be payable to the Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than those imposed on the overall net income of the Bank (“Taxes”).  If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement will be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Bank the amount stated to be payable under this Agreement, and the Company will promptly provide to the Bank tax receipts evidencing the payment of such Taxes.  If any of the Taxes specified in this subsection (a) are paid by the Bank, the Company will, upon demand of the Bank, reimburse the Bank for such payments, together with any interest and penalties which may be imposed by the governmental agency or taxing authority in respect thereof.

***  CONFIDENTIAL TREATMENT REQUESTED

(b)           If, after the date hereof, the adoption of any law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (i) subjects the Bank to any charge with respect to any Loan or the Commitment or changes the basis of taxation of payments to the Bank hereunder or under the Note (except for changes in the rate of tax on the overall net income of the Bank or (ii) imposes, modifies or makes applicable any reserve, special deposit, deposit insurance assessment or similar requirement against loans made by the Bank, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining such Loan or to reduce any amount received or receivable by the Bank hereunder or under the Note, then, upon demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction; provided that the Bank shall have provided to the Company thirty days’ prior written advice of any such additional amounts (and the basis for calculation thereof).  In determining such additional amounts, the Bank will act reasonably and in good faith.  A certificate of the Bank as to the additional amount or amounts payable to the Bank under this subsection (b) shall be conclusive absent manifest error.

Section 2.05.  Capital Adequacy.  If the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or other agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of the Bank’s obligations hereunder or under any Loan to a level below that which the Bank could have achieved but for such adoption, change or compliance by an amount deemed by the Bank to be material, the Company shall pay to the Bank, on demand, such additional amount or amounts as will compensate the Bank for such reduction; provided that the Bank shall have provided to the Company thirty days’ prior written advice of any such additional amounts (and the basis for calculation thereof).  In determining such additional amounts, the Bank will act reasonably and in good faith.  A certificate of the Bank as to the additional amount or amounts payable to the Bank under this Section 2.05 shall be conclusive absent manifest error.

Section 2.06.  Payments and Computations.

(a)           Subject to the terms and provisions of this Agreement, all amounts of principal, interest, fees and other obligations payable by the Company hereunder or under the Note shall be made by 12:00 noon (Paris time) on the date when due to the Bank by wire transfer of immediately available funds to the account of the Bank at Citibank, N.A., New York (swift code : CITIUS33), ABA No. 021000089, favour Dexia Crédit Local, Paris (swift code : CLFRFRPP) account n° 36125091, Ref.: Revolving

Credit Agreement FSA, or as otherwise from time to time notified to the Company by the Bank in writing.

(b)           All computations of interest and fees shall be made on the basis of a year of 360 days, for the actual number of days elapsed (including the first day but excluding the last day).  Notwithstanding anything to the contrary set forth herein or in the Note, interest shall in no event accrue hereunder or under the Note at a rate in excess of the maximum rate permitted under applicable law.

(c)           Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or fees, as the case may be.

(d)           If for any reason due to acceleration following the occurrence of an Event of Default, the principal of any LIBO Rate Loan, or any portion thereof, is paid prior to the scheduled maturity date therefor, or if any LIBO Rate Loan is not borrowed after notice thereof shall have been received by the Bank, the Company will reimburse the Bank, on demand, for any resulting loss or expense incurred by the Bank, including without limitation any loss or expense incurred in obtaining, liquidating or employing deposits from third parties.

(e)           The Bank is hereby authorized to charge the account, if any, of the Company maintained with the Bank for each payment of principal, interest and fees due from the Company as it becomes due hereunder.

Section 2.07.  Optional Reduction of Commitment by the Company.  With the mutual consent of the Bank and the Company, not to be unreasonably withheld, the Company may reduce the unused portion of the Commitment at any time in whole, or from time to time in part by an amount equal to $5,000,000 or any larger amount in increments of $1,000,000, by delivering to the Bank written notice specifying the amount of such reduction and the date on which such reduction is to become effective (which date may not be earlier than the date of delivery of such notice).  Any such reduction shall be irrevocable.

Section 2.08.  Termination of Commitment by the Bank.  The Bank may, at any time, in its sole and absolute discretion, terminate its commitment to make Loans hereunder by delivering a Notice of Termination to the Company in accordance with the notice provisions set forth in Section 6.02.  Any such termination shall be effective on the fifth (5th) anniversary of the date of the Company’s receipt of such Notice (or, if such fifth (5th) anniversary is not a Business Day, the first Business Day immediately succeeding such fifth (5th) anniversary).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties.  The Company represents and warrants to the Bank as follows:

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to conduct its business as now conducted and to own its properties.  The Company has full power and authority to enter into this Agreement and the Note and to incur its obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  Upon execution and delivery thereof, the Note will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.

(b)           All consents and approvals of, and all notices to and filings with, any governmental entities or regulatory bodies required as a condition to the valid execution, delivery or performance by the Company of this Agreement and the Note have been obtained or made.  Neither the execution and delivery of this Agreement and the Note nor compliance with the terms and provisions hereof and thereof will conflict with, result in a breach of or constitute a default under (i) any of the terms, conditions or provisions of the limited liability company agreement of the Company, (ii) any law, regulation or order, writ, judgment, injunction, decree, determination or award of any court or governmental instrumentality or (iii) any agreement or instrument to which the Company is a party or by which it is bound.

(c)           The consolidated financial statements of FSA and its consolidated subsidiaries heretofore furnished or made available to the Bank are complete and correct and fairly present the consolidated financial condition of FSA and its consolidated subsidiaries as at the dates thereof and the results of operations for the periods covered thereby (subject, in the case of quarterly statements, to normal, year-end audit adjustments).  Such financial statements were prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(d)           As of the date of this Agreement, other than as may have been disclosed in the Annual Report on Form 10-K for the year ending December 31, 2007, or the Quarterly Report on Form 10-Q for the quarter ending March 31, 2008, in each case as filed by Financial Security Assurance Holdings Ltd. with the U.S. Securities and Exchange Commission, there is no action, suit or proceeding pending against, or to the

Company’s knowledge threatened against or affecting, the Company before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would have a material adverse effect (actual or prospective) on the Company’s business, properties or financial position or which seeks to terminate or calls into question the validity or enforceability of this Agreement or the Note.

(e)           The Company has delivered to the Bank a Financial Guaranty Insurance Policy issued by FSA in form and substance acceptable to the Bank (the “FSA Policy”).

(f)            The Company is not (i) a “holding company,” or a “subsidiary company” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) required to be registered as an “investment company” as defined in (or subject to regulation under) the Investment Company Act of 1940.  Neither the making of the Loans, or the application of the proceeds or repayment thereof by the Company, nor the consummation of other transactions contemplated hereunder, will violate any provision of the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any rule, regulation or order of the SEC.

ARTICLE IV

COVENANTS

Section 4.01.  Covenants of the Company.  The Company covenants and agrees that until the later to occur of (i) the Termination Date and (ii) the performance of all obligations of the Company hereunder and under the Note:

(a)           General Affirmative Covenants.  The Company will maintain its corporate existence in good standing, will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority noncompliance with which would have a material adverse effect on its financial condition or operations or on its ability to meet its obligations hereunder, and will continue to engage in business of the same general type as that engaged in by the Company on the date hereof.  The Company will pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, tax liabilities, where failure to satisfy such obligations or liabilities in the aggregate would have a material adverse effect on its financial condition, operations or ability to meet its obligations hereunder.  The Company’s obligations hereunder and under the Note will rank pari passu with all other unsecured and unsubordinated obligations of the Company.

(b)           Financial Statements.  The Company will furnish to the Bank or make available on FSA’s website, www.fsa.com:

(1)           as soon as available and in any event within 90 days after the end of each fiscal year of FSA, a consolidated balance sheet of FSA and its consolidated subsidiaries as at the close of such fiscal year and the related consolidated statements of income and changes in financial position for such year, certified by independent public accountants of recognized standing;

(2)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of FSA, a consolidated balance sheet of FSA and its consolidated subsidiaries as at the close of such quarter and the related consolidated statements of income and changes in financial position for such quarter and for the portion of such fiscal year then ended, certified by FSA’s chief financial officer as having been prepared on a basis consistent with the most recent audited consolidated financial statements of FSA and its consolidated subsidiaries, it being understood that the required certifications on Form 10-Q and Form 10-K shall suffice for such purpose; and

(3)           from time to time, such further information regarding the business, affairs and financial condition of the Company and its subsidiaries as the Bank shall reasonably request.

(c)           Use of Proceeds.  None of the proceeds of the Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(d)           Maintenance of Properties.  The Company shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company.

(e)           Maintenance of Insurance.  The Company shall maintain with financially sound and reputable insurance companies or with a captive insurance company that is an affiliate of the Company as to which the Bank may request reasonable evidence of financial responsibility, insurance with respect to its properties in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any of its subsidiaries operates.

ARTICLE V

EVENTS OF DEFAULT

Section 5.01.  Events of Default.

(a)           The following events constitute Events of Default hereunder:

(i)           The principal amount of any Loan shall not be paid when due; or

(ii)          Any other amount payable under this Agreement or under the Note (including interest or fees) shall not be paid when due and such default shall continue unremedied for a period of five (5) days after written notice thereof to the Company by the Bank; or

(iii)         Default shall be made in the due observance or performance by the Company of any other term, covenant or agreement contained in this Agreement or in the Note and such default shall continue unremedied for a period of five (5) Business Days after written notice thereof to the Company by the Bank; or

(iv)         Any representation or warranty of the Company herein or any statement or representation made in any application, certificate, report or opinion delivered in connection herewith shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(v)          FSA or the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or an involuntary case or other proceeding shall be commenced against FSA or the Company seeking any such relief or appointment and FSA or the Company shall consent thereto, an order for relief shall be granted or such case or proceeding shall remain undismissed and unstayed for a period of 90 days; or FSA or the Company shall make a general assignment for the benefit of creditors, shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(vi)         The FSA Policy shall cease to be in full force and effect, enforceable against FSA in accordance with its terms.

(b)           If an Event of Default occurs and is continuing, (A) the Bank may by notice to the Company declare the Commitment terminated and the Loans (together with accrued interest thereon) to be, and they shall thereupon become, immediately due without presentment, demand or other notice, all of which are hereby waived by the Company (provided that, in the case of an Event of Default referred to in clause (v) of subsection (a) above with respect to the Company, the same shall occur with respect to the Commitment and all Loans automatically without any notice or any other act by the Bank or any other person) and/or (B) the Bank may exercise any other rights or remedies it may have under this Agreement or under the Note and take such other action as is permitted at law or in equity.

ARTICLE VI

MISCELLANEOUS

Section 6.01.  Amendments and Waivers.  No failure or delay on the part of the Bank in exercising any power or right hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  No amendment or waiver of any provision of this Agreement or the Note nor consent to any departure by the Company herefrom or therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Company in any case shall, of itself, entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 6.02.  Notices.  Any communication, demand, or notice to be given to a party hereunder will be duly given and deemed to have been received when actually delivered (or 72 hours after having been deposited in the mails with first class postage prepaid) to such party at the address specified on the signature pages hereof (or at such other address as such party shall specify to the other party in writing), including delivery by telex, telecopier, e-mail or other telecommunication device capable of transmitting or creating a written record.  The Bank may (but shall not be required to) accept and act upon oral, telephonic or other forms of notices or instructions hereunder that the Bank reasonably believes in good faith to have been given by a person authorized to do so on behalf of the Company.  The Bank shall be fully protected and held harmless by the Company, and shall have no liability, for acting on any such notice or instruction that the Bank reasonably believes in good faith to have been given by a person authorized to do so on behalf of the Company.  The Bank shall send a copy of any notice to the Company to Financial Security Assurance Inc., 31 West 52nd Street, New York, New York 10019; Attention: General Counsel; Re: Dexia FP Liquidity; Email: generalcounsel@fsa.com.

Section 6.03.  Set-off.  The Company hereby grants to the Bank a right of set-off against any amounts standing to the credit of the Company (including any of its offices or divisions) on the books of any office of the Bank in any demand deposit or other account maintained with such office.

Section 6.04.  Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns.  The Bank may assign any of its rights or obligations hereunder or under the Note to any office or affiliate of the Bank or, with the prior written consent of the Company (which consent shall not unreasonably be withheld), to any third party; provided that, from and after the occurrence of an Event of Default, the Bank may assign any of its rights or obligations hereunder without the consent of the Company.  The Company may not assign or otherwise transfer any of its rights or obligations under this

Agreement or the Note without the prior written consent of the Bank, and any purported assignment without such consent shall be void.

Section 6.05.  Costs, Expenses and Taxes.  The Company agrees to pay on demand all costs and expenses of the Bank, including reasonable fees and expenses of counsel, in connection with the enforcement against it of this Agreement and the Note and the protection of the Bank’s rights hereunder and thereunder, including any bankruptcy, insolvency, enforcement proceedings or restructuring with respect to the Company.  In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the Note, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.06.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).  Each of the Company and the Bank hereby irrevocably submits to the non-exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement or the Note.  Each of the Company and the Bank hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to the Company or the Bank, as the case may be, at its address designated pursuant to Section 6.02.

Section 6.07.  Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures thereon were upon the same instrument.  This Agreement and the Note constitute the entire agreement and understanding between the Company and the Bank with respect to the subject matter hereof, and supersede any prior agreements and understandings with respect thereto.

Section 6.08.  WAIVER OF JURY TRIAL.  EACH OF THE COMPANY AND THE BANK HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.09.  PATRIOT ACT.      The Bank hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

FSA Asset Management LLC
31 West 52nd Street
New York, N.Y. 10019

Attn.:	FP – Operations

Telephone:	212.893.2700
Telecopy:	212.893.2727
Email:	gicops@fsa.com

By:	/s/ Robert P. Cochran
Name:	Robert P. Cochran
Title:	Chairman & CEO

By:	/s/ Bruce E. Stern
Name:	Bruce E. Stern
Title:	Managing Director & General Counsel

Dexia Crédit Local
1, Passerelle des Reflets
Tour Dexia La Défense 2
92913 La Défense Cedex
France

Attn.:	Back Office Operations

Telephone:	33 1 58 58 72 09
33 1 58 58 68 92
Telecopy:	33 1 58 58 72 90
Email:	laurent.fritsch@dexia.com

By:	/s/ Didier Casas
Name:	Didier Casas
Title:	General Secretary, acting on behalf of a power of attorney granted by Gérard Bayol, Chief Executive Officer

Exhibit A

Promissory Note

$5,000,000,000	June 30, 2008

FSA Asset Management LLC, a Delaware limited liability company (the “Company”), for value received, hereby promises to pay to the order of Dexia Crédit Local, acting through its head office (including its successors and permitted assigns, the “Bank”), located at 1, Passerelle des Reflets, Tour Dexia La Défense 2, 92913 La Défense Cedex, France, in lawful money of the United States, the principal sum of Five Billion Dollars or, if less, the aggregate unpaid principal amount of all loans (“Loans”) made by the Bank to the Company pursuant to the Revolving Credit Agreement dated as of June 30, 2008 (as amended from time to time, the “Agreement”) between the Company and the Bank.  Each Loan shall mature on the date specified in or pursuant to the Agreement, and such maturity shall be subject to acceleration in the circumstances specified therein.  Each Loan shall bear interest at the rate or rates and such interest shall be payable on the date or dates specified in or pursuant to the Agreement.

Loan and related information may be endorsed by the Bank hereon or upon a schedule that may be attached hereto and made a part hereof; provided that the failure of the Bank to make any such endorsement or any error in doing so shall not affect the obligations of the Company hereunder or under the Agreement.

FSA Asset Management LLC

By:
Name:
Title:

By:
Name:
Title:

Exhibit B

AUTHORIZED SIGNATORIES

Name	Signature

Robert P. Cochran	/s/ Robert P. Cochran

Séan W. McCarthy	/s/ Séan W. McCarthy

Joseph W. Simon	/s/ Joseph W. Simon

Russell B. Brewer II	/s/ Russell B. Brewer II

Edsel C. Langley, Jr.	/s/ Edsel C. Langley, Jr.

M. Douglas Watson, Jr.	/s/ M. Douglas Watson, Jr.

Bruce E. Stern	/s/ Bruce E. Stern

Hongfei Zhang	/s/ Hongfei Zhang

Dennis H. Kim	/s/ Dennis H. Kim

Exhibit C

[Form of Notice of Termination]

[Letterhead of]

DEXIA CRÉDIT LOCAL, Head Office

[Date]

FSA Asset Management LLC

31 West 52nd Street

New York, N.Y.  10019

Attention:	FP – Operations

Re:	Termination of Revolving Credit Agreement

Dear Sirs:

Reference is hereby made to that certain Revolving Credit Agreement, dated as of June 30, 2008, by and between you and the undersigned (such Agreement, as the same may have been heretofore amended, the “Agreement”).  Capitalized terms used herein without definition are used herein as defined in the Agreement.

In accordance with Section 2.08 of the Agreement, the undersigned hereby notifies you that the commitment of the undersigned to make Loans to you under the Agreement is hereby terminated effective as of, and from and after, the fifth (5th) anniversary of the date of your receipt of this notice.

Very truly yours,

Dexia Crédit Local,

By:
Name:
Title:

cc:	FSA Asset Management LLC
31 West 52nd Street
New York, N.Y. 10019

	Attention:	General Counsel